Exhibit 10.2

EMPLOYEE LEASING AGREEMENT
This Employee Leasing Agreement (this "Agreement"), dated as of March 29, 2019 and effective as of the Effective Date (as defined in the Contribution Agreement), is entered into by and between THE PARKING REIT, INC., a Maryland corporation (the "Company"), MVP REALTY ADVISORS, LLC, DBA THE PARKING REIT ADVISORS, a Nevada limited liability company ("REIT Manager").  The Company and REIT Manager are each referred to in this Agreement, individually, as a "Party" and, collectively, as the "Parties."
WHEREAS, concurrently herewith, the Company, REIT Manager and, solely for purposes of Section 4.03 thereof, Michael V. Shustek, are entering into that certain Contribution Agreement, dated as of March 29, 2019 and effective as of the Effective Date, (as it may be amended in accordance with its terms, the "Contribution Agreement"), pursuant to which REIT Manager has agreed to convey the Transferred Assets and the Transferred Liabilities to the Company in exchange for the Consideration (each as defined therein);
WHEREAS, in connection with the transactions contemplated by the Contribution Agreement, REIT Manager desires to lease the Business Employees (as defined in the Contribution Agreement) (the "Leased Employees") to the Company to provide certain services to the Company, pursuant to the terms and conditions set forth herein; and
WHEREAS, all capitalized terms used but not otherwise defined in this Agreement shall have their respective meanings set forth in the Contribution Agreement; provided, however, that, for purposes of this Agreement, the Company shall not constitute an Affiliate of REIT Manager (or its Affiliates), and REIT Manager shall not constitute an Affiliate of the Company (or its Affiliates).
NOW, THEREFORE, in consideration of the covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:
1. Term.  The term of this Agreement (the "Term") shall commence on the Effective Date and shall end on the earlier to occur of (i) the first date on which all Leased Employees have ceased to be employed by REIT Manager, and (ii) 11:59PM on June 30, 2019 (or such other date as may be mutually agreed in writing by the Company and REIT Manager).
2. Employee Services.
(a)  Provision of Leased Employees.  Subject to the terms and conditions of this Agreement, during the Term, REIT Manager shall make available to the Company the services of the Leased Employees.  At all times during the Term (unless and until such Leased Employee's employment terminates or such Leased Employee commences employment with the Company or a Subsidiary of the Company, in either case, in accordance with Section 5 below), each Leased Employee shall remain an employee of REIT Manager.
(b) Services of Leased Employees. During the Term, the Leased Employees shall perform the same services to the Company that such employees provided to REIT Manager prior to the Closing (except that such services shall be directed by the Company), and shall devote their full business time and efforts to the performance of (i) such services as were performed by the Leased Employees for the benefit of REIT Manager immediately prior to the Closing (except that the performance of such services shall be for the benefit of the Company) and (ii) such other services as the Company may reasonably request (collectively, the "Employee Services").

3. Leased Employee Costs.
(a) Compensation and Benefits.  During the Term, REIT Manager shall be responsible for (i) the payment of all salaries, wages, cash bonuses, commissions, employee benefits (including employer contributions for health and welfare benefits) and other compensatory amounts payable to or on behalf of any Leased Employees (and their covered dependents) in respect of the Employee Services, and (ii) the collection and payment of all federal, state and local income, unemployment and other payroll and employment Taxes and other withholdings required by federal, state or local Law or regulation payable with respect to the Leased Employees (collectively, the "Employee Costs").  REIT Manager shall withhold, file and/or pay any such Taxes described in clause (ii) of the definition of Employee Costs with respect to each Leased Employee to the extent required by applicable Law.  Nothing contained in this Section 3(a) shall create or be deemed to create any obligation on the part of REIT Manager to adopt or maintain, or restrict REIT Manager's ability to amend or terminate, any compensation or employee benefit plan(s) at any time.
(b)
Changes in Employment Terms.  Other than as may be required by applicable Law, during the Term, neither REIT Manager nor the Company shall alter the job title or principal work location of, or the annual salary or wage rate (as applicable), bonus opportunity, commission opportunity, or other compensation payable to, any Leased Employee without the prior written approval of the other Party.

(c) Invoices; Payments.  Within five (5) Business Days following (i) each regularly-scheduled REIT Manager payroll date that occurs during the Term and (ii) the Hire Date (each, a "Payroll Date"), REIT Manager will submit a written invoice (each, an "Invoice") to the Company or its designated Affiliate specifying the total Leased Employee Payments (as defined below) with respect to the applicable payroll period (or portion thereof) (each, a "Payroll Period").  Each Invoice shall include (i) a list of each Leased Employee covered by such Invoice and (ii) all amounts payable to or with respect to such Leased Employees during the applicable Payroll Period, including (without limitation): (x) the Employee Costs, (y) all costs and expenses incurred by REIT Manager or its Affiliates with respect to such Leased Employees during the applicable Payroll Period, including, without limitation, administrative costs and any fees payable to any payroll processing company or other third-party provider as may be utilized by REIT Manager or its Affiliates (to the extent attributable to the Leased Employees) (collectively, the "Leased Employee Payments").  The Company or its designated Affiliate shall pay by wire transfer the aggregate amount of the Leased Employee Payments to REIT Manager within three (3) Business Days following the date on which such invoice is submitted by REIT Manager.
4. Representations and Warranties.  The Parties hereto acknowledge and agree that, during the Term, each Party will comply with all applicable federal, state, local and foreign laws and regulations relating to Leased Employees.
5. Termination of Employment; Employment Offers.
(a) Termination of Employment. Subject to the terms of any applicable employment agreement governing a Leased Employee's employment with REIT Manager, (i) REIT Manager may terminate the employment of any Leased Employee only for "cause" (as determined by REIT Manager) during the Term, and (ii) the Company may, at any time, request that REIT Manager terminate the employment of any Leased Employee only for "cause" (as determined by the Company) during the Term by providing a written request of such termination and evidence of the event(s), action(s) or inaction(s) constituting "cause" to REIT Manager; provided, however, that REIT Manager may, in its reasonable discretion, grant or deny such request by the Company under this clause (ii).  Any Leased Employee whose employment with REIT Manager terminates for any reason shall, upon the effective date of such termination, cease to constitute a "Leased Employee" for purposes of this Agreement.

(b) Employment Offers.  Pursuant to Section 4.06(a) of the Contribution Agreement, as soon as practicable following the Effective Date, but in no event less than ten (10) days prior to the end of the Employee Leasing Period (or such other date as may be mutually agreed in writing by the Company and REIT Manager), the Company shall make or cause one of its Subsidiaries to make offers of employment to all Leased Employees (including any such employees who are not actively-at-work), to be effective as of 12:01AM on the Hire Date.  Each such offer of employment shall be in writing and shall comply with the applicable terms and conditions set forth in Section 4.06 of the Contribution Agreement.  Each Leased Employee who accepts such offer of employment shall, upon the Hire Date, cease to constitute a "Leased Employee" for purposes of this Agreement and shall constitute a "Transferred Employee" under the Contribution Agreement.
(c) Payment for Accrued PTO. Pursuant to Section 4.06(h) of the Contribution Agreement, to the extent that REIT Manager pays to any Leased Employee his or her vacation or paid time-off days accrued or earned but not yet taken as of the Hire Date (or such earlier date on which the Leased Employee's employment is terminated by REIT Manager for any reason (any such earlier date, an "Early Termination Date")) ("Accrued PTO") the Company shall reimburse REIT Manager for the amount of Accrued PTO paid to such Leased Employee as of the Hire Date (or Early Termination Date, as applicable) ( a "PTO Payment").  The Company shall reimburse REIT Manager for any such PTO Payment by wire transfer within three (3) Business Days following the date on which the Company provides REIT Manager with written notice of the amount of such PTO Payment.
6. Indemnification.
(a) The Company shall defend, indemnify and hold harmless REIT Manager and its Affiliates (together with their respective directors, officers, employees and agents, the "REIT Manager Group") from and against any and all claims, liabilities, demands, damages, losses, judgments, awards, settlements, costs or expenses, including without limitation, costs of litigation and attorneys' fees, for claims arising out of or relating to (i) the gross negligence or intentional misconduct of the Company in the performance of its obligations hereunder (together with its directors, officers, employees and agents, the "Company Group") or the Leased Employees acting under the direction, control or supervision of the Company Group, (ii) the Company's material breach of this Agreement, and/or (iii) except as otherwise set forth in Section 6(b) below, the service arrangement contemplated by this Agreement (including, without limitation, any liabilities arising or resulting from any action taken or not taken by the Leased Employees in connection with the provision of Employee Services or otherwise, other than under the direction of the REIT Manager Group in contravention of any request or direction of the Company Group), and, in any such case, except to the extent directly relating to or resulting from (x) the gross negligence or willful misconduct of REIT Manager or (y) REIT Manager's material breach of this Agreement.
(b) REIT Manager shall defend, indemnify and hold harmless the Company and its Affiliates from any and all claims, liabilities, demands, damages, losses, judgments, awards, settlements, costs or expenses, including without limitation, costs of litigation and attorneys' fees, for claims arising out of or relating to (i) REIT Manager's material breach of this Agreement, and/or (ii) any failure by REIT Manager to pay or provide (as applicable) the Employee Costs to the Leased Employees during the Term, and, in either case, except to the extent directly relating to or resulting from (x) the gross negligence or willful misconduct of the Company or (y) the Company's material breach of this Agreement.
7. Proprietary and Confidential Information.
(a) At all times during Leased Employees' performance of Employee Services with the Company, REIT Manager agrees not to reveal or make known to a third party any  Confidential Information, except as necessary in carrying out REIT Manager's and the Leased Employees' duties and obligations hereunder.  "Confidential Information" shall mean any secret or confidential information, knowledge or data relating to the Company Group, which has been or is obtained by Lease Employees in connection with Employee Services, including, without limitation, formulas, patterns, compilations, vendor lists, customer lists, contracts, business plans and practices, marketing plans and practices, financial plans and practices, programs, devices, methods, know-how, techniques or processes and trade secrets, that derive economic value, present or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who may or could obtain any economic value from its disclosure or use.  Confidential Information does not include any information, knowledge or data that is already or hereafter becomes generally known to the public or within the relevant trade or industry through no wrongful act of REIT Manager and Leased Employees.
(b) REIT Manager acknowledges that the Company has received, and in the future will receive, from third parties their confidential or proprietary information subject to a duty to maintain the confidentiality of such information and to use it only for certain limited purposes.  At all times during Leased Employees' performance of Employee Services with the Company and at all times thereafter, REIT Manager agrees to hold all such third party confidential or proprietary information in the strictest confidence and will not disclose it to any person or entity or to use it except as necessary in carrying out REIT Manager and Leased Employees' duties and obligations hereunder, consistent with the Company's agreement with such third party.  REIT Manager and Leased Employees shall not be in violation of their obligations hereunder if such third party confidential or proprietary information is already or becomes generally known to the public or within the relevant trade or industry through no wrongful act of REIT Manager and Leased Employees.

(c) REIT Manager hereby confirms that the Confidential Information of the Company or any member of the Company Group (collectively, "Company Property") constitutes the sole and exclusive property of the Company or such member, as applicable, regardless of whether REIT Manager and Leased Employees possessed or claims to have possessed such information prior to the date hereof if the same has been utilized by the Company Group for any business purpose.  REIT Manager agrees that upon termination of the Leased Employees' Employee Services, the termination of this Agreement or at any other time requested by the Company, REIT Manager and Leased Employees shall promptly return to the Company, and retain no copies of (except as may be required by applicable law), all Company Property and all other property of the Company in its possession, including Company Property recorded or appearing in any notes, notebooks, memoranda, computer disks, Rolodexes and any other similar repositories of information (regardless of whether REIT Manager and Leased Employees possessed such information prior to the date hereof).  Such repositories of information also include any files or other data compilations in any form, whether on REIT Manager's and Leased Employees' company, personal or home computer or otherwise, which in any manner contain any Company Property.  Notwithstanding anything to the contrary, nothing in this subsection is intended to prevent REIT Manager and Leased Employees from maintaining general knowledge and information contained in their individual memories or any contact information pertaining to the industry that REIT Manager and Leased Employees have accumulated over REIT Manager and Leased Employees' years in such industry.
(d) Notwithstanding the foregoing, the provisions of this Section 7 shall not apply to Confidential Information: (i) that is required to be disclosed by Law or by any court, arbitrator or other Governmental Authority (including any committee thereof) with jurisdiction to order REIT Manager or Leased Employees to disclose or make accessible any information; (ii) that is required to be disclosed in connection with any litigation, arbitration or mediation involving this Agreement including the enforcement of this Agreement; (iii) that is provided to a Governmental Authority to raise a complaint or violation of Law; or (iv) that is required to be disclosed pursuant to the rules of any stock exchange upon which the securities of Company may be listed.
(e) REIT Manager shall cause the Leased Employees to comply with the terms of this Section 7.
8. Workers' Compensation Insurance.
(a) REIT Manager further agrees to maintain a workers' compensation insurance policy with respect to the Leased Employees during the Term that is substantially similar to the policy maintained by REIT Manager with respect to the Leased Employees as in effect immediately prior to the Effective Date.
9. Effectiveness.  This Agreement shall become effective on the Effective Date.  Notwithstanding anything contained herein, in the event that the Contribution Agreement is terminated in accordance with its terms or the Closing otherwise does not occur for any reason, this Agreement shall not become effective, and in the event that the Contribution Agreement is terminated, shall automatically, and without notice, terminate without any obligation due to the other Party, and the provisions of this Agreement shall be of no force or effect.
10. Miscellaneous.
(a) Relationship of Parties.  This Agreement does not create, and shall not be construed as creating, a fiduciary relationship, partnership, joint venture or relationship of trust or agency between the Parties.

(b) Notices.  For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally, by reputable overnight courier or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:
If to REIT Manager:

MVP Realty Advisors, LLC
8880 W. Sunset Road, Suite 240
Las Vegas, NV 89148
Attention: Mike Shustek
Email: mike@theparkingreit.com
with a copy (which shall not constitute notice) to:
Latham & Watkins LLP
355 South Grand Avenue, Suite 101
Los Angeles, CA 90071-1560
Attn: David Taub
E-mail: david.taub@lw.com

If to the Company:

The Parking REIT, Inc.
 8880 W. Sunset Road, Suite 240
Las Vegas, Nevada  89148
 Attention:  Chairman of the Board of Directors

with a copy (which shall not constitute notice) to:
Morrison & Foerster LLP
707 Wilshire Boulevard
Los Angeles, California 90017
Attention: Hillel T. Cohn
 Email: hcohn@mofo.com
(c) Governing Law; Jurisdiction. This Agreement, and all claims or causes of actions (whether at Law, in equity, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of Delaware without giving effect to conflicts of Laws principles (whether of the State of Delaware or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Delaware). All legal proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located within the State of Delaware. Each of the parties hereby irrevocably and unconditionally: (i) submits to the exclusive jurisdiction of any state or federal court located within the State of Delaware, for the purpose of any legal proceeding arising out of or relating to this Agreement and the Transactions (as defined in the Contribution Agreement) brought by any party; (ii) agrees not to commence any such legal proceeding except in such courts; (iii) agrees that any claim in respect of any such legal proceedings may be heard and determined in any state or federal court located within the State of Delaware; (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such legal proceeding; and (v) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such legal proceeding.  Each of the parties agrees that a final judgment in any such legal proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each Party hereto irrevocably consents to service of process in the manner provided for notices in Section 7.01 of the Contribution Agreement.  Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

(d) Counterparts.  This Agreement may be executed in more than one counterpart, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.
(e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
(f) No Assignment or Third-Party Beneficiaries.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, legal representatives and permitted assigns.  Notwithstanding the foregoing, no Party to this Agreement may assign or delegate, in whole or in part (whether by operation of Law or otherwise), this Agreement or any of its rights or obligations under this Agreement without the prior written consent of the other Party, and any assignment or delegation without such prior written consent shall be null and void ab initio.  Except as expressly set forth in this Agreement, nothing in this Agreement, express or implied, is intended to confer upon any person (including, without limitation, any Leased Employee), other than the Parties and their respective successors, legal representatives and permitted assigns, any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.
(g) No Right to Continued Service.  Nothing contained in this Agreement shall confer upon any Leased Employee any right with respect to continued employment by or service relationship with either Party.
(h) Entire Agreement.  This Agreement, together with the Contribution Agreement, constitutes and expresses the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior or contemporaneous oral or written understandings, negotiations, letters of intent or agreements between the Parties hereto with respect to the subject matter hereof.
(i) Amendment and Modification; Waiver.  No provision of this Agreement may be amended or modified unless agreed to in writing and signed by all Parties.   No waiver by either Party of any breach by the other Party of any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as the date first above written.

THE PARKING REIT, INC.,
 a Maryland corporation

By: /s/ John E. Dawson
Name: John E. Dawson
Title: Chairman of the Board

MVP REALTY ADVISORS, LLC, dba THE PARKING REIT ADVISORS,
a Nevada limited liability company

By: /s/ Michael V. Shustek
Name: Michael V. Shustek
Title: Manager